 19:

NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  November 21, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Receives NASDAQ Delisting Notice;

Has Requested Extension

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced that on November 15, 2005, the Company received a notice from the staff of the NASDAQ Stock Market indicating that the Company is subject to delisting from NASDAQ as a result of the Company's failure to file its quarterly financial statements on Form 10-Q for the quarter ended September 30, 2005 as required under NASDAQ Marketplace Rule 4310(c)(14).

The Company filed with the NASDAQ Listing Qualifications Panel a request for an extension until December 16, 2005 to file its June 30, 2005 and September 30, 2005 quarterly reports on Form 10-Q. The Panel granted an extension to December 16, 2005 for the September filing, but kept the November 30, 2005 deadline for the filing of the June report and the restatements of prior period financial statements.

For the reasons previously announced on October 17, 2005, the filing of the Company's quarterly financial statements on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005 has been delayed in order to allow the Company to restate prior period financial statements, which must be filed prior to the filing of these quarterly reports.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597